Exhibit 11.
                      THE BOSTON BEER COMPANY, INC.
           STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
                 (in thousands, except per share data)

                                                  Year ended
                                    ---------------------------------------------
                                    December 28,   December 31,    December 31,
                                        1996          1995            1994
Weighted average number of
  common shares outstanding         19,969,633    16,991,001       16,641,740

Add:Common equivalent shares
    representing shares
    issuable upon conversion
    of stock options
    (using the treasury
    stock method)                      382,363       685,511          563,571

Add:Common equivalent shares per
    SAB Topic 1B                             -       272,884          965,467
                                    -----------   ----------       ----------
Weighted average number of common
  and common equivalent shares      20,351,996    17,949,396       18,170,778
                                    ===========   ==========       ==========

Net income                            $8,385        $5,896 <F1>      $5,320 <F1>
                                    ===========   ==========       ==========

Primary and fully diluted
 earnings per share                    $0.41        $0.33  <F1>        $0.29 <F1>
                                    ===========   ==========       ==========

<F1>  Pro forma, see Note B on the accompanying Notes to Conolidated Financial Statements.


  (1)
  Pro
forma
, see
 Note
 B on
  the
accom
panyi
   ng
Notes
   to
  the
Conso
lidat
   ed
Finan
 cial
State
ments
    .